Exhibit 99(b)
                                                                  -------------
                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                             CAPITALIZATION SCHEDULE
                                  (In millions)

Set forth below is the capitalization of the company as of December 31, 1995:

  Debt(a):
  Secured debt:
     Capital lease obligations ..................................      $    589
     Other secured obligations ..................................            19
                                                                       --------
  Total secured debt ............................................           608
                                                                       --------
  Unsecured debt:
     Senior Notes, net ..........................................         1,486
     Senior Debentures, net .....................................           884
     Commercial Paper and bank credit facility borrowings .......           705
     Other unsecured debt .......................................           261
                                                                       --------
  Total unsecured debt ..........................................         3,336
                                                                       --------
     Total debt .................................................      $  3,944
                                                                       --------
  Stockholders' equity:
     Class A common stock, $.10 par value, authorized
       500 million shares, issued 136 million shares ............      $     14
     Common stock, $.10 par value, authorized 2 billion
       shares, issued 593 million shares ........................            60
     Additional paid in capital .................................         6,405
     Retained earnings ..........................................         4,063
     Treasury stock, at cost, 43 million shares .................          (940)
                                                                       --------
  Total stockholders' equity ....................................         9,602
                                                                       --------
  Total capitalization ..........................................      $ 13,546
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(a)  See  Note 9 of  Notes  to  Consolidated  Financial  Statements  on pages 22 through 24 of the company's Annual Report to Stockholders, which is included in Exhibit 13 to the company's Annual Report on Form 10-K for the year ended December 31, 1995, for additional information concerning the company's debt and capital lease obligations, which are obligations of subsidiaries of the company that are guaranteed by the company. Interest
     rates  on  capital  lease   obligations,   on  a  weighted  average  basis,
     approximated 9.0% per annum at December 31, 1995.